Exhibit 99.28(d)(3)

System Two Advisors L.P.

DISCRETIONARY INVESTMENT SUB-ADVISORY AGREEMENT

This agreement (the “Agreement”) is entered into this 17th day of June, 2019 (the “Effective Date”) by and between System Two Advisors L.P. (“S2” or the “Sub-Adviser”) an investment advisor located at 47 Maple Street, Summit, NJ and Austin Atlantic Asset Management Co. (“AAAMCO” or the “Investment Adviser”), having its principal place of business at 1 Alhambra Plaza, Suite 100, Coral Gables, FL 33143.

WHEREAS, S2 is an SEC-registered investment adviser, providing investment advisory services for a fee;

WHEREAS, AAAMCO is an SEC-registered investment adviser and has entered into an investment advisory agreement with Asset Management Fund (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (the “Investment Company Act” or the “1940 Act”), to manage the AMF Large Cap Equity Fund (the “Fund”), a series of the Trust;

WHEREAS, AAAMCO, with the approval of the Board of Trustees of the Trust (the “Trustees”), wishes to use the investment advisory services of S2 as a sub adviser to provide investment advice and to assist in the management of the Fund, including the buying and selling of securities to be held in the Fund.

NOW, THEREFORE, in consideration of these premises and of the representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged, the parties hereto agree as follows:

1.

Appointment. AAAMCO hereby appoints S2 to act as investment adviser to the Fund subject to the supervision and oversight of AAAMCO and the Trustees, for the period and on the terms set forth in this Agreement.

2.

Acceptance of Appointment. S2 accepts the appointment and agrees to render the services herein set forth, for the compensation herein provided. S2, at its own discretion, may: (i) delegate any or all of its functions hereunder to any advisory affiliate (other than any functions that are investment advisory functions under applicable law); and (ii) enter into arrangements with unaffiliated third-parties for the provision to Sub-Adviser of certain administrative, middle office and proxy voting services; provided that, in each case, the Sub-Adviser shall be responsible for any acts or omissions of such affiliated or unaffiliated persons or parties to the extent Sub-Adviser would have been responsible under this Agreement.

3.	Delivery of Documents. AAAMCO has furnished S2 with copies, properly certified or authenticated, of each of the following:

a.

the Trust’s Second Amended and Restated Declaration of Trust dated November 27, 2018, (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b.	The Trust’s By-Laws and any amendments thereto;

c.	The Fund’s most recent Prospectus and Statement of Additional Information (collectively, the “Prospectus”).

d.	The resolutions of the Trustees approving the engagement of S2 as sub-adviser for the Fund and approving the form of this Agreement;

e.	The Investment Advisory Agreement with the Trust, on behalf of the Fund (the “Investment Advisory Agreement”);

f.	Resolutions, policies and procedures adopted by the Trustees in respect of the management or operation of the Fund; and

g.	A list of affiliated brokers and underwriters and other affiliates for compliance with applicable provisions of the 1940 Act.

h.	A list of all of the Fund’s approved brokers for purposes of Section 8 hereto.

AAAMCO shall furnish S2 from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to Items (a) through (g) above shall be provided within 30 days of the times such materials became available to AAAMCO and, until so provided, S2 may continue to rely on those documents previously provided. With respect to Item (f) through (h) above, S2 shall have a reasonable amount of time, giving due consideration to the nature of the information so provided, to process such information before it becomes effective as to S2.

4.

Services.  Subject to the supervision of the Trustees and AAAMCO, S2 will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. S2 will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. S2 will manage the Fund in accordance with the investment objectives and investment restrictions provided in the Fund’s Prospectus and Statement of Additional Information as well as any other investment guidelines communicated by AAAMCO to S2 in writing. AAAMCO agrees to notify S2 promptly of any changes in the investment objectives and restrictions to which the Fund is subject, and S2 shall have no obligation to inquire of or communicate with the Fund to ascertain changes to the Fund's investment objectives or restrictions. AAAMCO agrees to indemnify, defend and hold S2 harmless from and against any claims, demands, liabilities, damages or losses arising from AAAMCO's failure to accurately advise S2 of the investment objectives and restrictions pertaining to the Fund and any changes therein.

S2 is authorized, acting in its sole discretion on Fund's behalf, to buy and sell securities, to exercise all rights and make all elections pertaining to all assets in the Fund, and to take any other action which is reasonable and proper in the management of the Fund and the execution of the investment guidelines and restrictions as provided in the Fund’s Prospectus, all without prior consultation with or approval by AAAMCO.

In providing services to the Fund, S2 will use the same skill and care in providing such services as it uses in providing services to its other accounts for which it has investment responsibilities.  S2 will conform with the 1940 Act and all applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws or regulations of any governmental authority pertaining to the investment advisory activities of S2.

S2 will conform with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder and will use best efforts to manage the Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued under the Code.

S2 will provide the Fund’s custodian on each business day with information relating to all transactions concerning the assets belonging to the Fund, except redemptions of and any subscriptions for shares of the Fund. S2 shall not maintain physical custody of any of the Fund’s assets.  S2 will cooperate with and provide reasonable assistance to the officers of the Trust, AAAMCO, the Fund’s administrator, the Fund’s custodian and foreign custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

S2 will be responsible for voting in respect of securities held in the Fund’s portfolio and will exercise a right to vote in accordance with S2’s proxy voting policy, a copy of which has been provided to AAAMCO and the Trustees, provided that the relevant proxy materials have been forwarded to S2 in a timely manner by the Fund’s custodian. S2 is authorized and directed to instruct the Fund’s custodian to forward promptly to S2 copies of all proxies and shareholder communications relating to any securities held by the Fund. S2 shall promptly notify AAAMCO of any material change in the voting policy.

S2 will provide such sub-certifications as officers of the Trust may reasonably request in connection with the filings of Form N-CSR or Form N-Q (or any similar form) by the Trust.

S2 will be subject to, and shall perform services hereunder in accordance with the following:  (i) the applicable sections of the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Trustees and (ii) the written instructions of AAAMCO which are agreed to in writing by S2, both as provided by AAAMCO, and S2 shall only be subject to those amendments, modifications or supplements to such documents which are provided to it by AAAMCO.

In furnishing services hereunder, S2 will not consult with any other adviser (except AAAMCO) to (i) the Fund, (ii) any other series of the Trust or (iii) any other investment company under common control with the Fund concerning transactions of the Fund in securities or other assets.  This shall not be deemed to prohibit S2 from consulting with any of its affiliated persons concerning transactions in securities or other assets.  This shall also not be deemed to prohibit S2 from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.

5.

Execution of Transactions. S2 shall be responsible for negotiating the terms and arrangements for the execution of buys and sells of portfolio securities for the Fund with its approved brokers. The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer approved by the Fund according to the notice provided by AAAMCO under Section 3 hereto. S2 will arrange for the execution of securities brokerage transactions for the Fund through broker-dealers that they reasonably believe will provide “best execution.”

Subject to the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, S2 may effect securities transactions which cause the Fund to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, provided that S2 determined in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer utilized by S2.  However, a broker’s or dealer's sale or promotion of Fund shares shall not be a factor considered by S2 or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund, nor shall S2 enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of Fund shares.  In no instance will portfolio securities be purchased from or sold to the Trust's principal underwriter(s), AAAMCO, S2, or any affiliated person of the Trust, the Trust's principal underwriter(s), AAAMCO or S2, except to the extent permitted by the 1940 Act and the Commission.

In addition, S2 may, to the extent permitted by applicable law, aggregate purchase and sale orders of portfolio securities with similar orders being made simultaneously for other accounts managed by S2 or its affiliates, if in S2’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses.  In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of S2 and any of its affiliates involved in such transaction shall be to allocate the securities or other assets so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner.  Nevertheless, it is acknowledged that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the portfolio securities obtainable or salable.  Whenever the Fund and one or more other investment advisory clients of S2 have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by S2 to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made.  Moreover, it is possible that due to differing investment objectives or for other reasons, S2 and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities or instruments for another client.

S2 will not arrange purchases or sales of securities or other assets between the Fund and other accounts advised by S2 or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including, if applicable, Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) S2 determines the purchase or sale is in the best interests of the Fund and (c) the Trustees have approved these types of transactions.

6.

Material Changes. Each party to this Agreement will notify the other promptly of any material change in its organization, address or domicile, line of business, credit status or condition, or investment capacity, capability, or requirements, including changes to key employees.

7.

Fees and Payment Terms. AAAMCO shall pay S2’s a fee for the services provided under this Agreement (“Sub-Advisory Management Fee”), equal to a percentage of the investment advisory fee earned by AAAMCO under the Investment Advisory Agreement (the “IA Fee”) in accordance with the fee schedule attached hereto as Exhibit A, reduced by any voluntary waivers of fees agreed upon by S2 and AAAMCO and disclosed to the Trustees. The Sub-Advisory Management Fee shall be prorated and paid monthly, in arrears, within 15 days of the end of the month, by wire from the Fund’s Custodian, based upon the average daily value of the Fund’s net assets for the previous calendar month as valued in accordance with the Fund’s valuation procedures.  If the fee payable to S2 pursuant to this Section 7 begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the Sub-Advisory Management Fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. S2 will pay all expenses incurred by it in connection with its activities under this Agreement

8.

Non-Exclusive Relationship. AAAMCO recognizes and acknowledges that S2 performs investment management services for various other third parties. AAAMCO agrees that S2 may give advice and take action with respect to its other third parties that may differ from the advice given or the timing or nature of action taken with respect to the Fund, and that S2 may independently develop and manage investment services similar to the Fund. Except as provided in this Agreement, S2 will have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security that S2, its principals, its affiliates, or its employees may purchase for themselves or for other funds. AAAMCO further recognizes that transaction in a specific security may not be accomplished for all fund accounts at the same time or at the same price. .  In addition, AAAMCO understands, and has advised the Trustees, that the persons employed by S2 to assist in S2’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of S2 or any of its affiliates to engage in and devote time and attention to other businesses.

S2 shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Trust or AAAMCO in any way, nor otherwise be deemed an agent of the Trust or AAAMCO.

9.

Fund Reports. S2 will provide AAAMCO and the Trustees with a standard quarterly report for the Fund that may include such relevant Fund and/or market related information such as an inventory of Fund holdings, transactions, proxy voting decisions and Fund performance for the most recent quarter through the period in which S2 has managed the Fund. S2 will make appropriate persons available by telephone or in person as reasonably agreed between S2 and AAAMCO for the purpose of reviewing the standard quarterly report and the general management of the Fund with the Trustees.

10.	Representations and Warranties. Representations of the Investment Adviser. The Investment Adviser represents, warrants and agrees that:

(a)	The Investment Adviser has been duly authorized by the Trustees to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

(b)

The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

(c)

The Investment Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Investment Adviser by applicable law and regulations.

(d)

The Investment Adviser (i) is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and will continue to be so registered for so long as this Agreement and the Investment Advisory Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and the Investment Advisory Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Investment Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(e)

The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Adviser or any of its affiliates are a party.

(f)	The Investment Adviser has implemented anti-money laundering policies and procedures that are reasonably designed to comply with applicable provisions of the

Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and any other applicable anti-money laundering laws and regulations.

(g)

To the Investment Adviser’s knowledge, the assets of the Fund, were not and are not directly or indirectly derived from activities that may contravene applicable laws and regulations, including anti-money laws and regulations and the laws, regulations and Executive Orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”).

Representations of the Sub-Adviser.  The Sub-Adviser represents, warrants and agrees as follows:

(a)	The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

(b)

The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Sub-Adviser will also promptly notify the Fund and the Investment Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust or the Fund.

(c)

The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trustees with a copy of such code of ethics, together with evidence of its adoption.  As requested by AAAMCO or the officers of the Trust, the president, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Investment Adviser or the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.  Upon the written request of the Investment Adviser or the officers of the Trust, the Sub-Adviser shall permit the Investment Adviser, its employees or its agents or the officers of the Trust to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

(d)

The Sub-Adviser has provided the Trust and the Investment Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Trust and the Investment Adviser at least annually.  Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(e)

The Sub-Adviser will notify the Trust and the Investment Adviser of any change of control of the Sub-Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to or promptly after, such change.  The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control. The Sub-Adviser acknowledges that the assignment of this agreement must be approved by the Trustees and AAAMCO.

(f)	The Sub-Adviser will promptly notify the Investment Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(g)	The Sub-Adviser maintains, and will maintain during the duration of this Agreement, an appropriate level of errors and omissions or professional liability insurance coverage.

(h)

The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its affiliates are a party.

11.

Disclaimers; Limitation of Liability.  The duties of the Sub-Adviser shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for any loss arising out of any instrument hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.S2 will perform its obligations hereunder in a professional and reasonable manner, consistent with its obligation as a fiduciary, but cannot guarantee that investment results or performance will meet AAAMCO's objectives or expectations for the Fund. In the absence of willful misfeasance, bad faith, or gross negligence on the part of S2, AAAMCO's sole remedy for S2's failure to achieve the Fund’s performance objectives shall be termination of the Agreement. S2 shall not be liable for (a) any failure on the part of the Custodian to perform properly any action or duty which is reasonably and customarily performed by a securities custodian or (b) any action by any other person whose activity is not subject to actual supervision or control of S2

12.

Assignment. S2 may not assign its duties or responsibilities under this Agreement to any other party without the express, written consent of both AAAMCO and the Trustees and shareholder approval through a proxy vote, to the extent such shareholder approval may be required by applicable law or regulation.

13.

Books and Records. In compliance with Rule 31a-3 under the 1940 Act, S2 hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to promptly surrender to the Trust or AAAMCO any of such records upon the Trust’s requests. S2 further agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

14.

Term, Renewal, and Termination. The term of this Agreement shall be two (2) years, commencing as of the Effective Date set forth above, provided that it shall have been approved by a vote of the majority of the outstanding voting securities of the Fund. This Agreement shall continue in effect for successive one year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of the majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund.   Notwithstanding the foregoing, this Agreement may be terminated at any time on sixty (60) days' advance written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund) or by AAAMCO or S2. This Agreement shall immediately terminate, without payment of penalty, (a) in the event of its assignment, or (b) in the event the Investment Advisory Agreement between AAAMCO and the Trust, on behalf of the Fund, is assigned or terminates for any other reason. In addition, the Trust or AAAMCO has the right to terminate this Agreement upon immediate notice if S2 becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days of written notice. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons”, and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.  If this Agreement is terminated, other than for cause, AAAMCO will pay to S2 a prorated portion of the fees specified in Section 7 calculated to the date of termination.

15.

Dispute Resolution. Except for an action seeking a temporary restraining order or injunction, or a suit to compel compliance with this Section 15, the parties agree to the dispute resolution procedures set forth in this section with respect to any controversy or claim arising out of or in relation to this Agreement or its breach. In the event of any claim or controversy arising out of a party's performance of, or failure to perform, its obligations under this Agreement, either party may submit the matter to mediation with a professional mediation service agreed to by both parties. In the event such a service provider cannot be agreed upon or if the mediation is unsuccessful, then the matter shall be submitted to binding arbitration before a single arbitrator in the state of Florida. The costs of mediation and/or arbitration, including the fees and expenses of the mediator or arbitrator shall be paid equally by the parties unless the arbitration award provides otherwise. Each party shall bear the costs of preparing and presenting its own case, including, but not limited to, costs of and associated with attorneys. The parties agree that this Section and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitration of Commercial disputes. The parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages, or any other damages excluded by this Agreement. The arbitrator's decision shall be final and binding and may be confirmed and enforced in any court of competent jurisdiction. This agreement to arbitrate does not constitute a waiver of AAAMCO's right to seek a judicial forum for resolution of disputes where such a waiver would be void under applicable federal or state securities laws.

16.

Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party, including all non-public records and other information relative to the Trust and the Fund such as the Fund's portfolio holdings, and prior, present, or potential shareholders.

Nonpublic personal information relating to shareholders of the Trust (“NPPI”) provided by, or at the direction of, the Trust or the Investment Adviser to the Sub-Adviser, or collected or retained by the Sub-Adviser in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. The Sub-Adviser shall not give, sell or in any way transfer such Confidential Information to any person or entity, use except in connection with the performance of the sub-adviser’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). The Sub-Adviser represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders of the Trust. The Sub-Adviser represents to the Trust that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide the Trust with a copy of that statement annually.

The provisions of this Section shall survive the termination of this Agreement

17.

Receipt of Disclosures.
      (a) The Sub-Adviser shall immediately forward, upon receipt, to the Trust and Investment Adviser any correspondence from the SEC or other regulatory authority that relates to the Trust or the Fund, including SEC inspection reports.
      (b) The Sub-Adviser has reviewed the disclosure about the Sub-Adviser and its management of the Fund, if any, contained in the Prospectus and represents and warrants that, with respect to such disclosure about the Sub-Adviser or information related, directly or indirectly, to the Sub-Adviser, such document contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.
      (c) The Sub-Adviser agrees to notify the Trust and the Investment Adviser promptly of: (i) any statement about the Sub-Adviser or its management of the Fund contained in the Prospectus that becomes untrue in any material respect and (ii) any omission of a material fact about the Sub-Adviser or its management of the Fund in the Prospectus which is required to be stated therein or necessary to make the statements contained therein not misleading.

18.

Notices.  Notices of any kind required to be given pursuant to this Agreement shall be in writing and shall be duly given if mailed, postage prepaid, or delivered to the other party at its principal office:

AAAMCO Contact Persons

Sean Kelleher

President

Austin Atlantic Asset Management Co.

skelleher@austinatlantic.com

305-377-0985

Kevin Rowe

Chief Compliance Officer

Austin Atlantic Asset Management Co.

krowe@austinatlantic.com

305-507-1536

S2 Contact Persons

Anupam Ghose

Chief Executive Officer

Anupam.ghose@s2adv.com

908-608-8801

_________________
_________________

19.

Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Trustees, including a majority of the trustees who are not interested persons of the Investment Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund.

20.	Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York.

21.

Questions of Interpretation.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

22.	Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

23.	Captions. The captions of the sections are for descriptive purposes only and are not intended to limit or otherwise affect the content of this Agreement.

24.	Third Party Beneficiaries. The Investment Adviser and Sub-Adviser expressly agree that the Trust, the Fund and their successors shall be deemed intended third party beneficiaries of this Agreement.

25.

Entire Agreement; Waiver. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements or correspondence in connection herewith. Any modification or amendment to this Agreement shall not be valid or binding unless it is in writing and signed by both parties. The invalidity or unenforceability of any provision of this Agreement or any covenant herein shall not affect the validity or enforceability of any other provision or covenant herein and any such invalid or unenforceable provision shall be deemed by the parties hereto to be severable. Any waiver or failure to insist upon strict compliance with each obligation and term of this Agreement shall not operate as a waiver of, or estoppels with respect to any subsequent failure or waiver of the same or any other obligation or term hereof.

26.

Execution of This Agreement. Each party (a) represents that the person executing this Agreement on its behalf is fully authorized to do so, and (b) agrees to furnish to the other party evidence of such capacity through a corporate resolution or attestation, if requested to do so. In executing this Agreement, AAAMCO acknowledges receipt of S2's current Form ADV Part II.

ACCEPTED AND AGREED TO:

System Two Advisors L.P.		Austin Atlantic Asset Management Co,

/s/ Anupam Ghose		/s/ Sean Kelleher

Name:	Anupam Ghose	Name:	Sean Kelleher
Title:	CEO	Title:	President
Date:	06/17/19	Date:	June 17, 2019

EXHIBIT A

FEE SCHEDULE

Fund/Account Name	AMF Large Cap Equity Fund

Incremental Percent of Investment Advisory Fees paid to Sub-Adviser

Net Assets ($ millions)	Percentage of IA Fee

0-40	51%

40.01-100	60%

100.01-150	65%

150.01-500	75%

500.01-750	80%

750.01-1000	85%

Greater than 1000	90%

For example, if the net assets of the Fund average $90 million for the month, the fee paid to S2 is equal to:

([40 x 51%] + [50 x 60%]) x 0.55% x (# of days in month/365) =  $23,100, assuming the day count calculation in the equation equals 1/12th of a year